December 11, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        Re:     File No. 70-9357
                Eastern Edison Company and Montaup Electric Company/ Declaration With Respect To Redemption or Repurchase of Debt and Capital Stock and Payment of Dividends

Ladies and Gentlemen:

        As counsel for Eastern Edison Company ("Eastern") and Montaup Electric Company ("Montaup"), we are furnishing this opinion to be used in connection with the filing of the application-declaration on Form U-1 under the Public Utility Holding Company Act of 1935, as amended (the "Application-Declaration"), filed by Eastern and Montaup (collectively, the "Declarants") with the Securities and Exchange Commission (the "SEC"), on September 9, 1998 (File No. 70-9357). In the Application-Declaration, the Declarants request authorization, (i) to redeem or repurchase in one or more transactions up to $50,000,000 in the case of Eastern and $235,000,000 in the case of Montaup of any combination of debt or classes or series of their respective capital stock held by affiliates, and (ii) to pay dividends out of capital and unearned surplus in the case of Eastern in the aggregate amount of up to $50,000,000 and, in the case of Montaup in the aggregate amount of up to $30,000,000, all upon the terms and conditions described in the Application-Declaration. The redemption or repurchase of debt and capital stock and the payment of dividends upon the terms and conditions set forth in the Application-Declaration are hereinafter referred to as the "Proposed Transactions."

        It is our opinion, subject to the additional assumptions, exceptions and qualifications hereinafter stated, that in the event the Proposed Transactions are consummated in accordance with the Application-Declaration:
All state laws applicable to the Proposed Transactions will have been complied with by Eastern and Montaup.

Each of Eastern and Montaup is a validly organized and duly existing corporation organized under the laws of the Commonwealth of Massachusetts,

Eastern and Montaup will legally redeem and/or repurchase their respective debt and/or capital stock; and

The consummation of the Proposed Transactions will not violate the legal rights of the holders of any of the securities of Eastern Utilities Associates ("EUA"), Eastern, Montaup, Blackstone Valley Electric Company ("Blackstone") or Newport Electric Corporation ("Newport"), or of any of EUA Cogenex Corporation ("Cogenex"), EUA Ocean State Corporation ("Ocean State"), EUA Services Corporation ("ESC"), EUA Energy Investment Corporation ("EUA Energy"), EUA Telecommunications Corporation ("EUA Telecommunications"), Northeast Energy Management, Inc. ("NEM"), EUA Citizens Conservation Services, Inc. ("CCS"), EUA Cogenex-West Corporation ("Cogenex-West"), EUA Cogenex-Canada Inc. ("Cogenex-Canada") (each of NEM, CCS, Cogenex-West and Cogenex-Canada being an associate or subsidiary company of Cogenex), EUA Energy Services, Inc. ("Energy Services"), EUA TransCapacity, Inc. ("TransCapacity"), EUA BIOTEN, Inc. ("BIOTEN"), EUA Compression Services, Inc. ("EUACS") (TransCapacity, BIOTEN and EUACS being associate companies of EUA Energy), Ocean State Power ("OSP I"), Ocean State Power II ("OSP II") (OSP I and OSP II being Rhode Island general partnerships) or OSP Finance Company ("OSP Finance").

        This opinion, in addition to being subject to the consummation of the Proposed Transactions in accordance with the Application-Declaration, is also subject to the following additional assumptions, exceptions and qualifications:

the due authorization by the respective Boards of Directors of Eastern and Montaup in connection with the redemption and/or repurchase of their respective debt and/or capital stock;

compliance with such order or orders as the SEC may issue from time to time upon the Application-Declaration;

compliance by Montaup with the redemption provisions set forth in its debentures; and

the accuracy of information furnished to us (a) as to the outstanding securities of EUA, Eastern, Montaup, Blackstone and Newport, or of Cogenex, Ocean State, ESC, EUA Energy, EUA Telecommunications, NEM, CCS, Cogenex-West, Cogenex-Canada, Energy Services, TransCapacity, BIOTEN, EUACS, OSP I, OSP II, and OSP Finance, and (b) that there is no provision or condition in any note or other document in connection with outstanding short-term borrowings of any of the above listed corporations limiting any of the Proposed Transactions.

        This opinion relates only to federal law and the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to any other jurisdiction. To the extent that certain matters addressed may involve the laws of other states, we have assumed that such laws are not materially different from the laws of the Commonwealth of Massachusetts. We express no opinion with respect to the effect of the consummation of the Proposed Transactions on the legal rights of the holders of any of the securities of any associate companies of Eastern or Montaup, other than those associate companies expressly set forth herein.

        We consent to the use of this opinion in connection with the Application-Declaration.

                                                        Very truly yours,



                                                        McDermott, Will & Emery